Exhibit 99.1

PHH Corporation Announces Second Quarter 2012 Results

2Q12 Net Loss Attributable to PHH Corporation of $57 million, $1.00 per share

2Q12 Core Earnings (after-tax)* of $27 million

2Q12 Core Earnings per Share* of $0.49

•                  $700 million in unrestricted cash and equivalents at June 30, 2012

•                  Unpaid principal balance (UPB) of capitalized mortgage servicing portfolio of $147.9 billion at June 30, 2012

•                  2Q12 Interest Rate Lock Commitments (IRLCs) expected to close of $6.8 billion

•                  2Q12 total mortgage loan closings of $12.8 billion

•                  2Q12 foreclosure-related charges of $39 million

•                  MSR valued at 78 bps of capitalized loan servicing portfolio, representing a 2.6x capitalized servicing multiple

•                  Fleet Management continues double-digit year-over-year segment profit growth

•                  2Q12 results include a $16 million pre-tax loss related to the termination of an inactive mortgage reinsurance agreement

•                  2Q12 Adjusted Cash Flow* of $26 million

•                  Tangible book value per share* of $25.39 at June 30, 2012

Mt. Laurel, NJ — August 7, 2012 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the three and six month periods ended June 30, 2012.

For the quarter ended June 30, 2012, the Company reported net loss attributable to PHH Corporation of $57 million or $1.00 per share. Core earnings (after-tax)* and core earnings per share* for the quarter ended June 30, 2012, were $27 million and $0.49, respectively. These results include a $16 million pre-tax loss related to the termination of an inactive mortgage reinsurance agreement.

Glen A. Messina, president and CEO of PHH Corporation, said, “I continue to see significant opportunity at PHH to create value for our shareholders through the execution of our four key strategies: disciplined growth in our franchise platforms, operational excellence, our unwavering commitment to customer service, and continuing to execute on our liquidity objectives.  In the second quarter, the mortgage originations environment remained favorable, and we were able to originate MSRs with a minimal use of cash.”

Messina added, “We are pleased to have delivered solid, positive Core Earnings, driven by growth in our franchise platforms, despite our planned decrease in correspondent loan originations, elevated foreclosure-related reserves and costs, as well as a $16 million loss related to the termination of an inactive mortgage reinsurance agreement.  Meanwhile, Fleet continues to execute well on a number of fronts and is delivering strong year-over-year growth in segment profit.  We believe our $700 million in unrestricted cash and the execution of our liquidity plan will provide sufficient liquidity to meet our debt service obligations, fund estimated repurchase and indemnification requests, and operate our businesses.”

Liquidity and Capital Raising Update

Liquidity at June 30, 2012, included $700 million in unrestricted cash and equivalents.

During the second quarter, the Company repaid the $199 million remaining outstanding principal balance of the 4% convertible notes due 2012 and repurchased $2 million in face value of its 7.125% senior notes due March 2013.

On August 2, 2012, we closed a $300 million unsecured U.S. revolving credit facility, consisting of a $250 million tranche that matures in three years and a $50 million tranche that matures in approximately two years.  We have also received C$125 million in commitments for a new secured Canadian revolving credit facility that is expected to have a three-year term and is expected to close by the end of the third quarter 2012.  These credit facilities are intended to replace our former $525 million revolving credit facility that would have matured in February 2013.

Summary Consolidated Results

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net revenues	$559	$516	$1,336	$1,181
(Loss) income before income taxes	(80)	(66)	44	19
Net (loss) income attributable to PHH Corporation	(57)	(41)	18	8

Basic (loss) earnings per share attributable to PHH Corporation	$(1.00)	$(0.73)	$0.32	$0.14

Non-GAAP Results*
Core earnings (pre-tax)	$48	$47	$124	$104
Core earnings (after-tax)	27	29	80	63

Core earnings per share	$0.49	$0.50	$1.41	$1.11

Adjusted cash flow	$26	$(114)	$295	$9

* Non-GAAP Financial Measures

Core earnings (pre-tax), core earnings (after-tax), core earnings per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description of these and certain other Non-GAAP financial measures and reconciliations of such Non-GAAP financial measures to their most directly comparable GAAP financial measures as required by Regulation G.

Segment Results

(In millions)

	Second Quarter 2012					Second Quarter 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$83	$—	$45	$—	$128	$100
Fleet lease income	—	—	338	—	338	343
Gain on mortgage loans	208	—	—	—	208	119
Mortgage net finance expense	(17)	(15)	—	—	(32)	(25)
Loan servicing income (1)	—	100	—	—	100	117
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(60)	—	—	(60)	(42)
Market-related (2)	—	(145)	—	—	(145)	(117)
Net derivative gain related to MSRs	—	2	—	—	2	—
Other income	2	—	18	—	20	21
Net revenues	276	(118)	401	—	559	516

Depreciation on operating leases	—	—	303	—	303	309
Fleet interest expense	—	—	18	(1)	17	21
Foreclosure-related charges	—	39	—	—	39	24
Other expenses	183	39	58	—	280	228
Total expenses	183	78	379	(1)	639	582

Income (loss) before income taxes	93	(196)	22	1	$(80)	$(66)
Less: income attributable to noncontrolling interest	15	—	—	—

Segment profit (loss)	$78	$(196)	$22	$1

(1)                    Includes net reinsurance loss of $17 million for the three months ended June 30, 2012, which includes a $16 million loss on the termination of one of our inactive reinsurance agreements.  The net reinsurance amounts for the three months ended June 30, 2011 was not significant.

(2)                    Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Segment Results

(In millions)

	Six Months Ended June 30, 2012					Six Months Ended June 30, 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$163	$—	$92	$—	$255	$228
Fleet lease income	—	—	674	—	674	680
Gain on mortgage loans	438	—	—	—	438	178
Mortgage net finance expense	(33)	(28)	—	(1)	(62)	(44)
Loan servicing income (1)	—	221	—	—	221	225
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(124)	—	—	(124)	(99)
Market-related (2)	—	(102)	—	—	(102)	(92)
Net derivative loss related to MSRs	—	(3)	—	—	(3)	—
Other income (expense)	4	(1)	36	—	39	105
Net revenues	572	(37)	802	(1)	1,336	1,181

Depreciation on operating leases	—	—	604	—	604	615
Fleet interest expense	—	—	36	(2)	34	41
Foreclosure-related charges	—	104	—	—	104	39
Other expenses	352	81	116	1	550	467
Total expenses	352	185	756	(1)	1,292	1,162

Income (loss) before income taxes	220	(222)	46	—	$44	$19
Less: income attributable to noncontrolling interest	25	—	—	—

Segment profit (loss)	$195	$(222)	$46	$—

(1)                    Includes net reinsurance loss of $19 million and $7 million for the six months ended June 30, 2012 and 2011, respectively. The reinsurance loss for the six months ended June 30, 2012 includes a $16 million loss on the termination of one of our inactive reinsurance agreements.

(2)                    Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Mortgage Production and Mortgage Servicing

Mortgage Production Segment Profit

Mortgage Production segment profit in the second quarter of 2012 was $78 million, 212% greater than the second quarter of 2011, reflecting a strong level of IRLCs expected to close from the continuation of high refinance originations that began in the third quarter 2011 and strong gain on sale margins. Mortgage Production segment profit was down 33% from $117 million in the first quarter of 2012.  An increase in gain on loans due to wider priced-in margins was offset by a decline in economic hedge results and a planned reduction in Correspondent channel originations.

Mortgage Servicing Segment Loss

Mortgage Servicing segment loss in the second quarter of 2012 was $196 million. The segment loss was driven by two key factors: an aggregate $203 million in negative changes in the fair value of our MSR and related derivatives and $39 million in foreclosure-related charges. The changes in the fair value of our MSR and related derivatives includes $145 million in market-related negative fair value adjustments on our mortgage servicing rights and $60 million in prepayments and receipts of recurring cash flows, primarily attributable to a decrease in mortgage interest rates, partially offset by $2 million in net derivative gains. Foreclosure-related charges during the second quarter of 2012 were down from $65 million in the first quarter 2012, but still high relative to $24 million in the second quarter 2011.  The continued elevated levels of foreclosure-related charges were reflective of a significant increase in repurchase requests, primarily from the GSEs. We expect repurchase requests and foreclosure costs to remain high during 2012 and potentially into 2013.  The Mortgage Servicing segment loss in the second quarter also reflected a $16 million loss related to the termination of one of our inactive reinsurance agreements.

Interest Rate Lock Commitments

IRLCs expected to close of $6.8 billion in the second quarter of 2012 reflected the continuation of the high level of refinancing originations that began in the third quarter 2011.  IRLCs expected to close, however, decreased slightly from the first quarter 2012, reflecting the intended reduction in origination volume in our correspondent channel offset by strong growth in IRLCs related to our Retail channels.

Total Priced-in Margin

Total priced-in margin on IRLCs expected to close continued its increasing trend and remained at an elevated level of 381 bps for the quarter.  Total priced-in margin increased 17 bps from the first quarter 2012 and was 140 bps greater than the second quarter 2011.  These margins reflect continuing high levels of refinancing activity.  Although we expect priced-in margins to eventually decline from current levels, we believe these margins could remain elevated through the second half of 2012.

Mortgage Closing Volume

Total second quarter 2012 mortgage closings were $12.8 billion of which 86% were retail and 14% were wholesale/correspondent, reflecting volume reductions in our Correspondent channel and our strategy of growth in our Retail channels. Fee-based closings, which we generally subservice, increased to 37% of total closings in the quarter, compared to 23% of total closings in the first quarter 2012 and 30% of total closings in the second quarter of 2011. Total second quarter 2012 mortgage closings decreased 8% from the first quarter 2012, reflecting the decrease in IRLCs expected to close in the first quarter 2012 compared to the fourth quarter 2011.

Unpaid Principal Balance of Mortgage Servicing Portfolio

At June 30, 2012, the UPB of our capitalized servicing portfolio was $147.9 billion, a 4% increase over the UPB at June 30, 2011, and a 1% decrease from the UPB at the end of the first quarter of 2012.  The sequential quarter decrease reflects the combination of reduced volume in our Correspondent channel and low interest rates driving prepayments. Going forward, based upon our expectations for volume growth and prepayment rates in our Retail channels, we anticipate growth in our capitalized servicing portfolio. At June 30, 2012, the UPB of our total loan servicing portfolio was $192.8 billion, an 11% increase over the UPB at June 30, 2011, and a 4% increase over the UPB at the end of the first quarter of 2012, reflecting the addition of a $8.4 billion of subservicing UPB that was transferred to the Company in the second quarter 2012.

Mortgage Servicing Rights

At June 30, 2012, the fair value of our mortgage servicing rights was $1.2 billion, a decrease of 11% from the balance at the end of the first quarter 2012. This change reflects $145 million in negative market-related fair value adjustments and $60 million in negative fair value adjustments related to prepayments and the receipt of recurring cash flows, partially offset by $66 million in MSR added from the capitalization of new servicing rights, reflecting loans sold in the quarter.

Foreclosure-related Charges

Foreclosure-related charges in the second quarter 2012 were $39 million, a 40% decline from $65 million in the first quarter 2012 but still elevated relative to a quarterly average of $20 million over the course of 2011, as a result of a significant uptick in repurchase demands in the first half of 2012, primarily from the GSEs. Total foreclosure-related reserves were $175 million at quarter end.

As of June 30, 2012, the estimated amount of reasonably possible losses in excess of the recorded liability was $105 million, down from $140 million at the end of the first quarter 2012. The reasonably possible estimate assumes that repurchases and indemnifications remain at an elevated level through the year ended December 31, 2013, our success rate in defending against requests declines, and loss severities remain at current levels. Our estimate of reasonably possible losses does not represent probable losses and is based upon significant judgments and assumptions which can be influenced by many factors, including: (i) home prices and the levels of home equity; (ii) the criteria used by investors in selecting loans to request; (iii) borrower delinquency patterns; and (iv) general economic conditions.

Actual losses incurred in connection with loan repurchases and indemnifications could vary significantly from and exceed the recorded liability. We may also be required to increase our loan repurchase and indemnification liability in the future. Accordingly, there can be no assurance that actual losses or estimates of reasonably possible losses associated with loan repurchases and indemnifications will not be in excess of the recorded liability or that we will not be required to increase the recorded liability in the future.

Fleet Management Services

Segment Profit

Fleet Management Services continued its trend of double-digit segment profit growth, as segment profit was $22 million in the second quarter 2012, up 16% from the second quarter 2011. This reflected growth in fleet management fees, as well as lower funding costs.  Second quarter 2012 segment profit declined $2 million from the first quarter 2012, primarily due to a decline in Fleet management fees. We anticipate continuing to balance our service units with leased units, which should drive continued segment profit growth for Fleet.

Fleet Leasing

Net investment in fleet leases grew 5% in the second quarter 2012 compared to the second quarter 2011, reflecting a shift in the mix of our leased units to more truck and service-type vehicles that have a higher value per unit and now constitute more than 70% of our net investment in fleet leases.  We believe this is beneficial to our Fleet business, as these types of vehicles tend to be leased over long time periods and typically utilize a high number of services.

Fleet Management Fees

Fleet management fees increased to $45 million in the second quarter 2012 from $44 million in the second quarter 2011, reflecting a higher usage of asset-based fleet management services related to asset dispositions. Maintenance service, fuel, and accident management average units all increased in the second quarter 2012 compared to the second quarter 2011, despite a 3% decline in the number of leased vehicles.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Wednesday, August 8, 2012, to discuss its second quarter 2012 results.  All interested parties are welcome to participate. You can access the conference call by dialing (800) 289-0463 or (913) 312-0698 and using the conference ID 4280688 approximately 10 minutes prior to the call. The conference call will also be webcast at www.phh.com/invest under webcasts and presentations.

Second Quarter 2012 supplemental schedules will be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on Wednesday, August 8, 2012, prior to the conference call.

A replay will be available shortly after the end of the call through August 22, 2012, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 4280688 or by logging on to the company’s website.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation (NYSE: PHH) is a leading provider of business process management services for the mortgage and fleet industries. Its subsidiary, PHH Mortgage, is one of the largest originators of residential mortgages in the United States(1), and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. PHH is dedicated to delivering premier customer service and providing value-added solutions to its clients. For additional information about PHH and its subsidiaries, please visit the Company’s website at www.phh.com.

(1) Inside Mortgage Finance, Copyright 2011

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Dico Akseraylian

dico.akseraylian@phh.com

410-771-2038

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
REVENUES
Mortgage fees	$83	$56	$163	$142
Fleet management fees	45	44	92	86
Net fee income	128	100	255	228
Fleet lease income	338	343	674	680
Gain on mortgage loans, net	208	119	438	178
Mortgage interest income	21	23	46	58
Mortgage interest expense	(53)	(48)	(108)	(102)
Mortgage net finance expense	(32)	(25)	(62)	(44)
Loan servicing income	100	117	221	225
Change in fair value of mortgage servicing rights	(205)	(159)	(226)	(191)
Net derivative gain (loss) related to mortgage servicing rights	2	—	(3)	—
Valuation adjustments related to mortgage servicing rights, net	(203)	(159)	(229)	(191)
Net loan servicing (loss) income	(103)	(42)	(8)	34
Other income	20	21	39	105
Net revenues	559	516	1,336	1,181

EXPENSES
Salaries and related expenses	143	117	279	251
Occupancy and other office expenses	14	15	28	30
Depreciation on operating leases	303	309	604	615
Fleet interest expense	17	21	34	41
Other depreciation and amortization	6	6	12	12
Other operating expenses	156	114	335	213
Total expenses	639	582	1,292	1,162
(Loss) income before income taxes	(80)	(66)	44	19
Income tax (benefit) expense	(38)	(29)	1	4
Net (loss) income	(42)	(37)	43	15
Less: net income attributable to noncontrolling interest	15	4	25	7
Net (loss) income attributable to PHH Corporation	$(57)	$(41)	$18	$8
Basic (loss) earnings per share attributable to PHH Corporation	$(1.00)	$(0.73)	$0.32	$0.14
Diluted (loss) earnings per share attributable to PHH Corporation	$(1.00)	$(0.73)	$0.31	$0.14

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30,	December 31,
	2012	2011

ASSETS
Cash and cash equivalents	$700	$414
Restricted cash, cash equivalents and investments	497	574
Mortgage loans held for sale	1,976	2,658
Accounts receivable, net	663	700
Net investment in fleet leases	3,701	3,515
Mortgage servicing rights	1,157	1,209
Property, plant and equipment, net	65	64
Goodwill	25	25
Other assets (1)	603	618
Total assets	$9,387	$9,777

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$533	$504
Debt	6,400	6,914
Deferred taxes	641	626
Other liabilities	288	272
Total liabilities	7,862	8,316
Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,495	1,442
Noncontrolling interest	30	19
Total equity	1,525	1,461
Total liabilities and equity	$9,387	$9,777

(1)          Includes intangible assets of $32 million and $33 million as of June 30, 2012 and December 31, 2011, respectively.

DEBT AND BORROWING ARRANGEMENTS

The following table summarizes the components of Debt:

	June 30, 2012		December 31, 2011
		Wt. Avg-		Wt. Avg-
		Interest		Interest
	Balance	Rate(1)	Balance	Rate(1)
	(In millions)
Term notes, in amortization	$772	2.2%	$1,196	2.1%
Term notes, in revolving period	993	1.2%	374	1.6%
Variable-funding notes	1,531	1.6%	1,516	1.4%
Other	28	5.1%	32	5.1%
Vehicle Management Asset-Backed Debt	3,324		3,118
Committed warehouse facilities	1,721	2.1%	2,313	2.0%
Uncommitted warehouse facilities	—	—%	44	1.2%
Servicing advance facility	68	2.7%	79	2.8%
Mortgage Asset-Backed Debt	1,789		2,436
Term notes	877	8.2%	879	8.2%
Convertible notes	410	5.0%	460	4.0%
Credit facilities	—	—%	—	—%
Unsecured Debt	1,287		1,339
Mortgage loan securitization debt certificates, at fair value	—	—%	21	7.0%
Total	$6,400		$6,914

(1)          Represents the weighted-average stated interest rate of the facilities as of the respective date, which may be different from the effective rate due to the amortization of premiums, discounts and issuance costs.  Facilities are variable-rate, except for the Term notes, Convertible notes, and Mortgage loan securitization debt certificates which are fixed-rate.

AVAILABLE FUNDING AND BORROWING CAPACITY

Capacity under all borrowing agreements is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements.  Available capacity under asset-backed funding arrangements may be further limited by asset eligibility requirements.  Available capacity under committed borrowing arrangements as of June 30, 2012 consisted of:

		Utilized	Available
	Capacity	Capacity	Capacity
	(In millions)
Vehicle Management Asset-Backed Debt:
Term notes, in revolving period	$993	$993	$—
Variable-funding notes	2,241	1,531	710
Mortgage Asset-Backed Debt:
Committed warehouse facilities	3,540	1,721	1,819
Servicing advance facility	120	68	52
Unsecured Credit facilities(1)	530	18	512

(1)          Utilized capacity reflects $18 million of letters of credit issued under the revolving credit facility, which are not included in Debt in the Condensed Consolidated Balance Sheet.

Capacity for Mortgage asset-backed debt shown above excludes $2.0 billion not drawn under uncommitted facilities, and $344 million available under committed off-balance sheet gestation facilities.

Mortgage Production Segment

(In millions, except average loan amount)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	Change	2012	2011	Change
Loans closed to be sold	$8,059	$6,834	18%	$18,736	$16,530	13%
Fee-based closings	4,771	2,913	64%	8,047	7,047	14%
Total closings	$12,830	$9,747	32%	$26,783	$23,577	14%
Purchase closings	$5,010	$5,716	(12)%	$8,860	$9,867	(10)%
Refinance closings	7,820	4,031	94%	17,923	13,710	31%
Total closings	$12,830	$9,747	32%	$26,783	$23,577	14%
Fixed rate	$8,717	$6,727	30%	$19,401	$16,665	16%
Adjustable rate	4,113	3,020	36%	7,382	6,912	7%
Total closings	$12,830	$9,747	32%	$26,783	$23,577	14%
Retail closings	$11,056	$7,029	57%	$20,546	$16,776	22%
Wholesale/correspondent closings	1,774	2,718	(35)%	6,237	6,801	(8)%
Total closings	$12,830	$9,747	32%	$26,783	$23,577	14%

Average loan amount	$286,531	$252,126	14%	$267,668	$256,495	4%
Loans sold	$7,868	$6,831	15%	$19,477	$19,728	(1)%
Applications	$18,653	$15,365	21%	$36,509	$26,302	39%
IRLCs expected to close	$6,763	$7,501	(10)%	$13,625	$12,545	9%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	Change	2012	2011	Change
Mortgage fees	$83	$56	48%	$163	$142	15%
Gain on mortgage loans, net	208	119	75%	438	178	146%
Mortgage net finance expense	(17)	(8)	(113)%	(33)	(10)	(230)%
Other income	2	2	—	4	73	(95)%
Net revenues	276	169	63%	572	383	49%
Total expenses	183	140	31%	352	299	18%
Income before income taxes	93	29	221%	220	84	162%
Less: net income attributable to noncontrolling interest	15	4	275%	25	7	257%

Segment profit	$78	$25	212%	$195	$77	153%

Mortgage Servicing Segment

($ In millions)

	As of June 30,
	2012	2011	Change
Ending total loan servicing portfolio	$192,775	$173,651	11%
Number of loans serviced	1,100,857	1,033,360	7%
Ending capitalized loan servicing portfolio	$147,894	$142,436	4%
Capitalized servicing rate	0.78%	1.06%	—
Capitalized servicing multiple	2.6	3.5	—
Weighted-average servicing fee (in basis points)	30	30	—

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	Change	2012	2011	Change
Average total loan servicing portfolio	$186,984	$172,053	9%	$185,551	$170,365	9%
Average capitalized loan servicing portfolio	148,864	141,499	5%	148,622	139,707	6%
Payoffs and principal curtailments of capitalized portfolio	8,412	4,943	70%	16,639	10,966	52%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	Change	2012	2011	Change
Mortgage net finance expense	$(15)	$(16)	6%	$(28)	$(32)	13%
Loan servicing income	100	117	(15)%	221	225	(2)%
Valuation adjustments related to mortgage servicing rights, net	(203)	(159)	(28)%	(229)	(191)	(20)%
Other (expense) income	—	—	—	(1)	(3)	67%
Net revenues	(118)	(58)	(103)%	(37)	(1)	n/m (1)
Foreclosure-related charges	39	24	63%	104	39	167%
Other expenses	39	31	26%	81	59	37%
Total expenses	78	55	42%	185	98	89%
Segment loss	$(196)	$(113)	(73)%	$(222)	$(99)	(124)%

Portfolio Delinquency(2)

	June 30, 2012		December 31, 2011
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
30 days	2.05%	1.69%	2.24%	1.83%
60 days	0.50%	0.42%	0.60%	0.51%
90 or more days	0.74%	0.66%	0.98%	0.95%
Total delinquency	3.29%	2.77%	3.82%	3.29%

Foreclosure/real estate owned(3)	1.89%	1.87%	1.83%	1.85%

(1)	n/m — Not meaningful.

(2)	Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(3)	As of June 30, 2012 and December 31, 2011, there were 16,467 and 15,689 of loans in foreclosure with an unpaid principal balance of $3.0 billion and $2.8 billion, respectively.

Fleet Management Services Segment

	Average for the			Average for the
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	Change	2012	2011	Change
	(in thousands of units)
Leased vehicles	267	274	(3)%	268	276	(3)%
Maintenance service cards	347	318	9%	343	318	8%
Fuel cards	301	293	3%	299	291	3%
Accident management vehicles	314	293	7%	314	294	7%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	Change	2012	2011	Change
	(in millions)
Fleet management fees	$45	$44	2%	$92	$86	7%
Fleet lease income	338	343	(1)%	674	680	(1)%
Other income	18	19	(5)%	36	35	3%
Net revenues	401	406	(1)%	802	801	—
Depreciation on operating leases	303	309	(2)%	604	615	(2)%
Fleet interest expense	18	21	(14)%	36	43	(16)%
Other expenses	58	57	2%	116	108	7%
Total expenses	379	387	(2)%	756	766	(1)%
Segment profit	$22	$19	16%	$46	$35	31%

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Core earnings (loss) (pre-tax and after-tax), core earnings (loss) per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share involves differences from Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share should be considered as supplementary to, and not as a substitute for, Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP as a measure of the Company’s financial performance.

Adjusted cash flow involves differences from Net increase (decrease) in cash and cash equivalents computed in accordance with GAAP.  Adjusted cash flow should be considered as supplementary to, and not as a substitute for, Net increase (decrease) in cash and cash equivalents computed in accordance with GAAP as a measure of the Company’s net increase or decrease in cash and cash equivalents.

Tangible book value and tangible book value per share involve differences from Total PHH Corporation stockholders’ equity computed in accordance with GAAP.  Tangible book value and tangible book value per share should be considered as supplementary to, and not as a substitute for, Total PHH Corporation stockholders’ equity computed in accordance with GAAP as a measure of the Company’s financial position.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation in accordance with GAAP.

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Value lost from actual prepayments and recurring cash flows are recorded when actual cash payments or prepayments of the underlying loans are received, and are included in core earnings based on the current fair value of the mortgage servicing rights at the time the payments are received.

The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.  The Company believes that it will likely replenish most, if not all, realized value lost from changes in value from actual prepayments through new loan originations and actively manages and monitors economic replenishment rates to measure its ability to continue to do so. Therefore, management does not believe the unrealized change in value of the mortgage servicing rights is representative of the economic change in value of the business as a whole.

Core earnings metrics are used in managing the Company’s mortgage business.  The Company has also designed certain management incentives based upon the achievement of core earnings targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Limitations on the use of Core Earnings

Since core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share measure the Company’s financial performance excluding unrealized changes in value of mortgage servicing rights, such measures may not appropriately reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment, absent the effect of any offsetting gains or losses on derivatives that are intended to offset changes in fair value on the Company’s mortgage servicing rights.

Due to changes in the Company’s mortgage servicing rights valuation model that became effective January 1, 2012, the Company no longer reports “Credit-related fair value adjustments” to MSRs as a discrete component of the change in value of MSRs.  For periods ending after December 31, 2011, “Market-related fair value adjustments” in the accompanying Regulation G reconciliation include changes in MSR value due to the impact of estimated portfolio delinquencies and foreclosures.  Accordingly, amounts previously classified as “Credit-related fair value adjustments” have been reclassified to “Market-related fair value adjustments” for periods ending on or before December 31, 2011.

Adjusted cash flow

Adjusted cash flow measures the Company’s Net increase (decrease) in cash and cash equivalents for a given period excluding changes resulting from the issuance of equity, the purchase of derivative securities related to the Company’s stock or the issuance or repayment of unsecured or other debt by PHH Corporation.  The Company believes that Adjusted cash flow is a useful measure for investors because the Company’s ability to repay future unsecured debt maturities or return capital to equity holders is highly dependent on a demonstrated ability to generate cash.  Accordingly, the Company believes that Adjusted cash flow may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.

Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position.  Adjusted cash flow can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and margins, fleet vehicle purchases, sales, and related securitizations.

Adjusted cash flow is not a substitute for the Net increase (decrease) in cash and cash equivalents for a period and is not intended to provide the Company’s total sources and uses of cash or measure its change in liquidity.  As such, it is important that investors review the Company’s consolidated statement of cash flows for a more detailed understanding of the drivers of net cash provided by (used in) operating activities, investing activities, and financing activities.

Adjusted cash flow metrics are used in managing the Company’s mortgage and fleet businesses.  The Company has also designed certain management incentives based upon the achievement of adjusted cash flow targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Tangible book value and Tangible book value per share

Tangible book value is a measure of Total PHH Corporation stockholders’ equity computed in accordance with GAAP excluding the value of goodwill and other intangible assets. Tangible book value per share is a measure of tangible book value, on a per share basis, using the number of shares of outstanding PHH Corporation common stock as of the applicable measurement date.  Certain of the Company’s debt agreements contain indebtedness-to-tangible net worth ratio covenants, and such ratios are calculated using a measure of tangible net worth that is calculated on a basis similar to the Company’s calculation of tangible book value.  Accordingly, the Company believes that tangible book value and tangible book value per share provide useful supplementary information to investors.

NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
(Loss) income before income taxes – as reported	$(80)	$(66)	$44	$19
Less: net income attributable to noncontrolling interest	15	4	25	7
Segment (loss) profit	(95)	(70)	19	12
Market-related fair value adjustments (1)	145	117	102	92
Net derivative (gain) loss related to MSRs	(2)	—	3	—
Core earnings (pre-tax)	$48	$47	$124	$104

Net income attributable to PHH Corporation — as reported	$(57)	$(41)	$18	$8
Market-related fair value adjustments, net of taxes (1)(2)	85	70	60	55
Net derivative (gain) loss related to MSRs, net of taxes(2)	(1)	—	2	—
Core earnings (after-tax)	$27	$29	$80	$63

Basic (loss) earnings per share attributable to PHH Corporation — as reported	$(1.00)	$(0.73)	$0.32	$0.14
Market-related fair value adjustments, net of taxes (1)(3)	1.51	1.23	1.06	0.97
Net derivative (gain) loss related to MSRs, net of taxes(3)	(0.02)	—	0.03	—
Core earnings per share	$0.49	$0.50	$1.41	$1.11

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.
(2)	An incremental effective tax rate of 41% was applied to the MSRs valuation adjustments to arrive at the net of taxes amounts.
(3)

Basic weighted-average shares outstanding of 56.804 million and 56.374 million for the three months ended June 30, 2012 and 2011, respectively and 56.730 million and 56.242 million for the six months ended June 30, 2012 and 2011, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Second Quarter 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$78	$(196)	$22	$1
Market-related fair value adjustments(1)	—	145	—	—
Net derivative gain related to MSRs	—	(2)	—	—
Core earnings (loss)	$78	$(53)	$22	$1

	Second Quarter 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$25	$(113)	$19	$(1)
Market-related fair value adjustments(1)	—	117	—	—
Core earnings (loss)	$25	$4	$19	$(1)

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Six Months Ended June 30, 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$195	$(222)	$46	$—
Market-related fair value adjustments(1)	—	102	—	—
Net derivative loss related to MSRs	—	3	—	—
Core earnings (loss)	$195	$(117)	$46	$—

	Six Months Ended June 30, 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$77	$(99)	$35	$(1)
Market-related fair value adjustments(1)	—	92	—	—
Core earnings (loss)	$77	$(7)	$35	$(1)

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net (decrease) increase in Cash and cash equivalents	$(175)	$(113)	$286	$17
Less:
Change in unsecured borrowings	201	—	9	—
Issuances of common stock	—	(1)	—	(8)
Adjusted cash flow	$26	$(114)	$295	$9

NON-GAAP RECONCILIATIONS — TANGIBLE BOOK VALUE

(in millions except share and per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	June 30,	December 31,
	2012	2011
PHH Corporation stockholders’ equity — as reported	$1,495	$1,442
Goodwill	(25)	(25)
Intangible assets	(32)	(33)
Tangible book value	$1,438	$1,384
Common shares issued and outstanding	56,646,097	56,361,155
Tangible book value per share	$25.39	$24.56